As filed with the Securities and Exchange Commission on September __, 2000
                                                      Registration No.__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            COMMERCIAL CONCEPTS, INC.
        (Exact name of small business issuer as specified in its charter)


           Utah                            7371                     87-0409620
 (State or jurisdiction of       (Primary Standard Industrial        (I.R.S.
incorporation or organization)    Classification Code Number)    Identification)



                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0542
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


                             George E. Richards, Jr.
                            COMMERCIAL CONCEPTS, INC.
                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0542
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Gregory E. Lindley
                             Ray, Quinney & Nebeker
                            79 South Main, Suite 500
                            Salt Lake City, UT 84111
                                 (801) 532-1500

Approximate date of proposed                As soon as practicable following
sale to the public:                         effectiveness of the Registration
                                            Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: [X]

                                      CALCULATION OF REGISTRATION FEE
--------------------------- ---------------------- ----------------------- ---------------------- --------------------
                                                          Proposed               Proposed
      Title of Each                                       Maximum                 Maximum
   Class of Securities          Amount to be           Offering Price            Aggregate             Amount of
     to be Registered            Registered               Per Unit            Offering Price       Registration Fee
--------------------------- ---------------------- ----------------------- ---------------------- --------------------
    Common Stock(1)                 2,083,334              $.24(5)             $   500,000            $  132.00
    Common Stock(2)                 1,700,000              $.4375              $   743,750            $  196.35
    Common Stock(3)                20,000,000              $.30(6)             $ 6,000,000            $1,584.00
    Common Stock(4)                 2,400,000              $.30(6)             $   720,000            $  190.08
    Common Stock                      360,000              $.30(6)             $   108,000            $   28.51
         Total                     26,543,334                --                $ 8,071,750            $2,130.94
--------------------------- ---------------------- ----------------------- ---------------------- --------------------

1 Issuable upon the conversion of Convertible Notes. Also registered hereunder are an indeterminate number of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions of the Convertible Notes.

2 Issuable upon the exercise of warrants issued in connection with the initial placement of the Convertible Notes at an exercise price of $.4375 per share. Also registered are an indeterminate amount of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions in the warrants.

3 Issuable pursuant to the terms of a Private Equity Line of Credit Agreement pursuant to which the registrant can require investors to purchase up to $6,000,000 of Common Stock. Also registered hereunder are an indeterminate number of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions of the Private Equity Line of Credit Agreement.

4 Issuable upon the exercise of warrants that may be issued in connection with the purchase of Common Stock pursuant to the Private Line of Credit Agreement discussed in paragraph 3 above. Also registered hereunder are an indeterminate number of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions in the warrants.

5 Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c). The amount is 80% of the last closing price for the registrant's Common Stock on August 25, 2000.

6 Pursuant to Rule 457, estimated solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               P R O S P E C T U S

                            COMMERCIAL CONCEPTS, INC.

                                26,543,334 Shares

                                ----------------

          Investing in Commercial Concepts involves significant risks. Investors need to read the "Risk Factors" beginning on page 3.

                                ----------------

      Neither the Securities and Exchange Commission nor states securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                -----------------


o This is an offering of 26,543,334 shares of common stock of Commercial Concepts, 2,083,334 of which may be sold upon the conversion of convertible notes, 4,100,000 shares of which may be sold upon exercise of warrants, 360,000 shares of which may be sold by a selling security holder and up to 20,000,000 shares that may be sold by selling security holders who will purchase shares from Commercial Concepts pursuant to a Private Equity Line of Credit Agreement. All of the shares are being offered by the selling security holders named in this Prospectus. We will not receive any of the proceeds from the sale of 360,000 shares of the shares of the common stock, although we would receive approximately $6,743,750 if all of the warrants are exercised and all 20,2000,000 shares are purchased under the Private Equity Line of Credit Agreement.

o Our common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "CMEC." On August 25, 2000, the last reported sales price of the common stock was $.30.

               The date of this Prospectus is ____________, 2000.

                               PROSPECTUS SUMMARY

Commercial Concepts

     Commercial Concepts is a Utah corporation that develops software. Its major products are PictureBase(C), an imaging software program, used to electronically capture medical images generated by equipment used in medical produces, and Wavescreen(C), an interactive Screen Saver. Commercial Concepts has recently begun to generate revenues although it has yet to be profitable.

The Offering

Securities Offered:           26,543,334 shares of common stock.

Use of Proceeds:              We will not receive any proceeds  from the sale of
                              the shares of common stock by the selling security holders, although we will receive approximately
                              $6,743,750 if all of the warrants underlying shares of which are being registered in this offering are exercised and all the shares are purchased under the Private Equity Line of Credit
                              Agreement. See "Use of Proceeds."

Risk Factors:                 An investment in our common stock  involves a high
                              degree of risk and should be made only after careful consideration of the significant risk factor that may affect us. Such risks include special risks concerning us and our business. See
                              "Risk Factors."


                        [Please proceed to the next page]

                             DESCRIPTION OF BUSINESS

History and Development of Commercial Concepts

         We were incorporated in the State of Utah on March 1, 1984 to engage in the milling and recovery of precious minerals. In November 1997, our last mining asset, an option to acquire mining property, expired. As a result, we changed our business focus by acquiring the rights to certain software products developed to fix computer date recognition problems associated with the year 2000. We acquired computer equipment and hired software developers to refine and further develop the program. The software tests the internal clock found in personal computers each time the clock is turned on to determine if the date is correct. We hold a registered copyright for this software which we began marketing in April 1998. Because of our late entry into the market, lack of name recognition and a limited marketing network, our sales of the Y2K software were insignificant and with the advent of the year 2000 have been discontinued.

         The computer equipment acquired and software developers we hired to develop the Y2K software provided the means for us to become a software development and technology company. Building on this foundation, Commercial Concepts hired a new President and Chief Executive Officer in March 1999, a new Executive Vice President in July 1999 and a new Chief Financial Officer in February 2000. In June 1999 we acquired 100% of the stock of Advice Productions, Inc., a graphic design company specializing in customized video marketing and training tools. From this acquisition, we acquired certain assets that enable us to create customized compact discs. The acquisition, however, did not provide all the benefits we anticipated. As a result, effective February 29, 2000 we dissolved Advice Productions and conveyed certain assets to the previous owners of Advice Productions in return for reconveyance to us of a portion of the shares of stock that we paid to these owners in June 1999.

Products and Services

         Our primary focus is on the development of proprietary "platforms" that serve as a base for subsequent development of "canned" software programs. Until recently our primary source of revenue came from the development of customized software and products for clients. Our programmers develop customized software programs to meet specific needs such as data entry and retrieval, multi media and internet-based information dissemination. We generally retain all rights, title and interest in the customized software we develop, including source codes, with the expectation that we may revise and improve such programs so the programs can be "canned" and sold to other customers. We are currently developing several proprietary software products. Certain of these products will be introduced into the general marketplace beginning in late 2000.

Imaging Software

         We contracted with Intermountain Health Care to develop imaging software to capture medical images generated by equipment used in medical procedures such as ultra-sound, catheter cameras, MRIs and CAT scans. The software is designed to store images generated during medical procedures in real time on a computer network that can be linked to the internet. The software permits physicians and administrators to access and annotate the images during or after the procedure from any computer on the network. We believe that the market for medical applications of PictureBase(C) includes hospitals and clinics worldwide where surgical or otherwise invasive medical procedures are performed. Due to the breadth and variety of the potential market for PictureBase(C), we do not expect to be dependent on any one customer or small group of customers.

         IHC paid Commercial Concepts a fee to help finance the development, in exchange for up to thirty operating room licenses. We retain all rights, title and interest to the software and its source code. We have filed a patent application to protect the source code that is pending.

         Beta testing at IHC's Cottonwood Hospital commenced in March 2000 and was successfully completed in May 2000. As a result, IHC is exercising its option for thirty CCI Picture Base operating room licenses. In June 2000, IHC entered into a five-year agreement with Commercial Concepts to purchase up to an additional 300 units of PictureBase(C) at a discounted price per unit. IHC will also receive free upgrades to PictureBase(C) during the five-year period. In exchange, Commercial Concepts will continue to have access to IHC facilities for ongoing research and development of PictureBase(C).

         Commercial Concepts expects to market and distribute PictureBase(C) through specialized medical distribution channels. We are in discussions with representatives of medical distributors but no definitive agreement has been reached at this time. Until such distribution channels are established, we will market PictureBase(C) directly to hospitals.

         PictureBase(C) 1.0 is the version currently being marketed. We intend to maintain an ongoing program of research and development to constantly improve and enhance this product's functionality and marketability. PictureBase(C) version 2.0 is being developed and will include video streaming and improved data compression technology. Additional improvements are expected with later versions.

         We  perform   ongoing   research  to  identify  and  analyze   possible
competition for PictureBase(C). Commercial Concepts has identified certain products that have similarities to PictureBase(C) and may be considered competition. However, our research has found no competing products with a material technical advantage compared to PictureBase(C). Competing products that have been identified appear to be substantially more expensive to own and/or operate than PictureBase(C). Based on our research, we are confident that PictureBase(C) is competitive both technically and economically within the current marketplace.

         PictureBase(C) is a non-invasive product used to assist and improve the compilation, storage and dissemination of medical data. Because it has no diagnostic or treatment capabilities, no Food and Drug Administration approval is required for the installation and operation of PictureBase(C) in its intended medical environment. Commercial Concepts is aware that certain medical distributors require that all products carried by that distributor must be documented as FDA-compliant, even though FDA compliance may not be required for a particular application. As a result, we believe that proper documentation of FDA compliance will enhance the marketability of PictureBase(C). We are currently investigating the process required to attain and document FDA compliance.

Screen Saver Technology

         We have developed technology for an interactive screen-saver for which a patent is pending. This screen saver software "Wavescreens(C)" is interactive using our "Push-Pull" technology. Wavescreens(C) permits network administrators of host organizations to place any image or text they choose on the computer screen and to change or update the images as often as they desire. This is the "push" portion of our technology. At all times the installed Wavescreens(C) monitors when it appears on its host screen. When Wavescreens(C) is activated, two advertisements are located at the top of the screen. Wavescreens(C) maintains a log of when the screen saver viewer places a cursor on the exhibited advertisements and/or clicks on an ad for detailed information or the hot link to the advertiser's website. Each time the individual screen saver's host computer is connected to the internet, Wavescreens(C) uploads this accumulated data to our server. This represents the "pull" portion of our technology.

         We believe that there are several uses for Wavescreens(C). Schools, colleges and other organizations can use Wavescreens(C) to raise funds from advertising as well as to disseminate information. Parents of school children can increase their awareness of school activities by downloading the screensaver on their home or office computer systems. Second, businesses can use the screen saver to disseminate information and control what employees have on their computer screens when they are not in use since the program records when the screen saver appears.

         Commercial Concepts expects to generate revenues from advertising and placement commissions. The primary revenue source will be advertising. The Wavescreens(C) that appear on each host network screen will have two boxes at the top of the screen reserved for advertising. The revenues from one box will accrue to the host network and the revenue from the second box will accrue to Commercial Concepts. It is expected that each individual host for Wavescreens(C) will find their own paying advertisers for the advertising box allocated to the host. In situations where the host is unwilling or unable to find its own advertisements, we will place advertisements on behalf of the host, at the host's written request, in exchange for a 20% advertising placement commission.

         Based on our initial market research, advertisers are paying two cents per impression per day for internet banner advertisements. We believe, although we have only conducted limited research, that advertisers will pay at least one cent per impression for Wavescreen(C) advertising, plus additional fees for documented "hits" to the advertiser's website and/or discount offers. Each Wavescreen(C) will have 90 5-second advertising slots for each of the two screen advertising boxes, which will rotate in a loop continuously through the day. If the advertising slots are completely sold, we expect to have gross revenue of approximately one dollar per day per operating screen, which represents the revenue from the advertising box allocated to us.

         We believe that public and private schools as well as colleges and universities are primary customers for Wavescreens(C). Nationwide, many schools would like to increase their computer-to-student ratio. Unfortunately, budget constraints frequently prevent schools from acquiring the desired computers. Installation of Wavescreens(C) combined with sale of the host school's available advertising slots could provide the funding for new computers, if desired, as well as other uses. We have received substantial interest from school districts we have contacted to use the Wavescreens(C) program as a vehicle to acquire more computers for student education.

         The new computers desired by host schools will have to be purchased from each school's future Wavescreens(C) advertising revenues. We believe it is unlikely that independent financing institutions will accept the risk of leasing computers to public school districts using this revenue stream as collateral. Also, Commercial Concepts does not intend to take direct ownership of personal computers in order to lease them to interested school districts, using the Wavescreens(C) advertising revenue for payment. To facilitate the acquisition of new computers by Wavescreen(C) host schools and thereby increase the attractiveness of the Wavescreen(C) program, we plan to establish a financing/leasing entity independent of Commercial Concepts, to have responsibility for these transactions.

         We face competition in the screen saver market from numerous competitors, some of which have greater resources than us. There is technology presently in the market that permits network administrators to place any image they choose on the computer screen and to update or change the images as often as they desire. We do not know of any screen saver software in the market that is interactive in a manner similar to our product. To be exact, none of the existing screen saver software keeps a record of when the screen saver appears and the demographics of the viewer logged onto the computer viewing the screen saver. We believe the interactive features of our Wavescreens(C) program will give us a competitive advantage.

         In March 2000, we commenced a pilot program of Wavescreens(C) installations with three local schools and other non-profit organizations. The purpose of this pilot program is to gather detailed, documented data on actual system performance and the effectiveness of screen saver advertisements in preparation for our full-scale product introduction in fall 2000. Local and regional commercial organizations have placed advertisements. All advertising revenues received during the course of the pilot program are remitted to the participating schools and non-profit groups.

Electronic Brochures

         Using photos, logos, advertising and other information provided by clients, and the templates we have designed, we create customized presentations and advertising on compact discs. The compact discs are designed to replace traditional printed advertising and brochures, and even business cards. The compact discs come in a variety of designs (the most common of which is a disc the size of a business card) and can be uniquely packaged for each client. Because we use pre-designed templates, the compact discs can be created at an affordable cost of between $2,000 and $4,000. The average price of similar compact discs from our local competitors is approximately $10,000. Our lower production costs give us a strategic advantage.

We are developing software that will permit clients to create their own presentations using the software further reducing production costs. This software is expected to be introduced in the near future.

Sales and Marketing

         We have five full-time sales and marketing persons who are compensated with a combination of salary and commissions, but expect to rely on wholesale distributors and sales persons with established distribution networks and contacts to market our products as they are developed. Such persons or organizations will be paid on a commission basis.

         We intend to market our products based on their high value-added benefits to the user and ongoing service, and not on basis of price. We believe our products are priced very favorably with competitors that have been identified.

Employees

         As of July 31, 2000, we had fourteen full- and part-time employees. No union or other collective bargaining group represents our employees. Management believes relations with our employees are good.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from projected results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "could," "anticipate," "estimates," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology.

                                  RISK FACTORS

         The   Securities   offered  herein  involve  a  high  degree  of  risk.
Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

If our products are not accepted by either our customers or distributors

         We will not be able to generate sufficient revenues to be profitable. Our various products compete in highly competitive markets. Our prospects for success will therefore depend upon our ability to successfully market our products either directly to customers or through distributors who may be inhibited from doing business with Commercial Concepts because of their commitment to other products. As a result, demand and market acceptance for our products is subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive activities that will be necessary to produce and market our products. There is no assurance that we will be able to formalize expanded marketing arrangements or that its marketing efforts will result in substantial additional revenues. See "Business."

Investors must rely on our current management for the success of their investment

         We are dependent upon members of our current management. The stability and growth of Commercial Concepts would be significantly compromised if members of management were unable or unwilling to perform these responsibilities.

We must be able to manage our anticipated rapid growth or investors may lose their investment

         Our ability to manage rapid expansion and to integrate strategic business alliances and joint ventures has not been tested and may not be successful. Our PictureBase(C) and Wave Network(C) products will both initiate national market introductions in fall 2000. This is an ambitious schedule and will strain our administrative, operational and financial resources. To manage the expected growth, CCI must implement systems and hire, train and manage its employees. Because we have limited management depth, experienced senior and middle management personnel may have to be employed. We may not be able to hire or retain qualified personnel.

If we are unable to generate income, we will be forced to try and raise additional money

         In order for Commercial Concepts to develop, both internally and through acquisitions, significant additional funding will be required. A failure by us to generate or raise sufficient funds, may require Commercial Concepts to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could have a material adverse effect on our financial condition, results of operations and cash flow. We cannot predict at this time whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans.

Because the software industry is so volatile, our products may become obsolete

         The markets for the technology and products developed by Commercial Concepts are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, competing companies may be developing technologies or products of which we are unaware that may be functionally similar, or superior, to some or all of those we have developed. These companies may have substantially greater financial, technical, personnel and other resources than we do and may have established reputations for success in the development and sales of their products. Our ability to effectively compete will depend on our ability to continually enhance and improve our products and technology, to adapt our products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There is no assurance that we will be able to compete successfully, that our competitors or future competitors will not develop technologies or products that render our products and technology obsolete or less marketable or that we will be able to successfully enhance our products or technology or adapt them satisfactorily.

If we are unable to obtain patent protection for our products, we may not be able to keep our products from being copies or used by others

         We have applied for patents on our imaging and screen saver products. We have patent pending status with our PictureBase(C) and Wavescreens(C) products. There is no assurance that if final patents are granted that any patents will afford us commercially significant protection of our technologies, or that we will have adequate resources to enforce our patents. We also intend to seek foreign patent protection. With respect to foreign patents, the laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. The degree of protection afforded by foreign patents may be different than those in the United States. Patents in the United States are maintained in secrecy until patents issue, and since the publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent applications we make or the first to file patent applications on such inventions.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders, although we will receive approximately $6,743,750 if all of the warrants are exercised and all of the shares are purchased under the Private Equity Line of Credit Agreement. If the warrants are exercised and the shares purchased under the Private Equity Line of Credit Agreement, we will use the net proceeds for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of shares of common stock owned by the selling security holders will be for their own account. See "Selling Security Holders."

DESCRIPTION OF PROPERTY

         We conduct our business operations at 324 South 400 West, Suite B, Salt Lake City, Utah, where we have approximately 7,105 square feet of office space under lease through February 29, 2004. The space we lease represents approximately 65% of leaseable space in the building. Under the terms of the lease, we pay $6,143 per month, which amount increases by 4% annually. There is no renewal option under the terms of this lease.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

         The following table sets forth the name, office and age of each officer and director of Commercial Concepts:

           -------------------------   --------------------------    ------
                 Name                        Title                    Age

            George E. Richards, Jr.    Chairman, President & CEO      37
            Scott G. Adamson           Executive Vice President       43
                                       and Director

            Karl A. Hansen             CFO, Secretary & Director      47
            Lee R. Kunz. Sr.           Director                       73
            Lee Greenberg              Director                       44
           -------------------------   --------------------------    ------

George E. Richards

         George E. Richards has served as Chief Executive Officer and a director since March 1, 1999. Since June 1996, Mr. Richards has served as the President and Director of Richards & Associates, Inc., a financial consulting firm of which Mr. Richards is the sole shareholder. From May 1993 to June 1996, Mr. Richards was employed by The Goldenberg Group, Inc., a division of Plygem, Inc. Mr. Richards attended Cal State Fullerton.

Scott G. Adamson

         Scott G. Adamson has served as Executive Vice President and a director since July 1999. Since 1986, Mr. Adamson has served as the President and a director of SGA Financial Group, Inc., a financial company that he founded to provide project and debt financing, and currency conversion services. From 1981 to 1986, Chase Manhattan employed Mr. Adamson in its Latin American division as a second Vice President. Mr. Adamson received a Bachelors of Science in Business Administration from Weber State University in 1979 and a Masters of International Management from the American Graduate School of International Management in 1981.

Karl A. Hansen

         Karl A. Hansen has served as Chief Financial Officer and director since February 2000. He is a Certified Public Accountant. From June 1999 to February 2000, Mr. Hansen served as a consultant with RHI Management Resources, providing financial consulting services to an Internet related company. From December 1997 to May 1999, Mr. Hansen served as CFO of East European Imports, Inc., a Miami-based importation company. From December 1987 to 1997, Mr. Hansen served as CFO of two related mining companies, American Pacific Mining Company and Jordex Resources, Inc. From 1977 to 1987, Mr. Hansen worked in financial positions with Ernst & Young, Salomon Brothers and Lever Brothers. Mr. Hansen received a Bachelor of Science degree in Management from Rensselaer Polytechnic Institute and a Bachelor of Science degree in Accounting from the Rochester Institute of Technology 1977.

Lee R. Kunz, Sr.

         Lee R. Kunz Sr. has served as a director since April 2000. He is the retired CEO of Kunz Construction Company. Mr. Kunz served for 19 years on a hospital Board of Directors and has been associated with the development of biological and pharmaceutical companies.

Lee Greenberg

         Lee Greenberg was President of the west coast subsidiary of Ply Gem Industries, CEO of the Lion Group in the United States, and a top executive with TCII. Mr. Greenberg has also served as CEO of the American Israel Chamber of Commerce in the Western US and as President of The American Israel Economic Education Foundation in the Western United States. Mr. Greenberg received a Bachelor's degree from the University of Hartford and a law degree from Pepperdine University.

         If any outside director is requested to perform services for Commercial Concepts beyond normal service as a director, such director will be compensated for the performance of such services at rates to be agreed upon by such director and Commercial Concepts.

         There are no family relationships between any directors or executive officers of Commercial Concepts.

Compliance With Section 16 Reporting Obligations

         The directors and executive officers of Commercial Concepts are required under the Securities Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, Commercial Concepts' equity securities. This is a personal obligation of the executive officers and directors. Based on information provided to Commercial Concepts from a review of the SEC EDGAR database, it appears that all directors and executive officers filed these reports in a timely manner through the period ending July 31, 2000.

Market for Common Equity and Related Stockholder Matters

         Our common stock currently trades on the NASDAQ Bulletin Board where it has been listed since March 9, 2000. Between October 20, 1999 and March 9, 2000, the quotation was transferred off the NASDAQ Bulletin Board to the National Quotation Bureau's "Pink Sheets" pursuant to NASD Eligibility Rule 6530 issued on January 4, 1999, which provides that issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities and Exchange Act of 1934 are ineligible for listings on the NASDAQ Bulletin Board. Subsequent to October 20, 1999, we prepared a complete registration statement that brought our filing status to current and permitted the March 9, 2000 re-listing to the NASDAQ Bulletin Board.

         The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the NASDAQ Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. There was no trading of our common stock prior to the second quarter of the 1999 fiscal year.

-------------------------------------- ------------------------------------ ------------------------------------------
                                                                                           Bid Prices
             Fiscal Year                             Period                 ----------------------- ------------------
                                                                                     High                  Low
-------------------------------------- ------------------------------------ ----------------------- ------------------
     February 28, 2001                       First Quarter                           1.10                 0.28
-------------------------------------- ------------------------------------ ----------------------- ------------------
     February 29, 2000                       Fourth Quarter                          0.31                 0.08
                                             Third Quarter                           0.20                 0.06
                                             Second Quarter                          0.54                 0.04
                                             First Quarter                           1.25                 0.13
-------------------------------------- ------------------------------------ ----------------------- ------------------
     February 28, 1999                       Fourth Quarter                          1.40                 0.08
                                             Third Quarter                           2.98                 1.25
                                             Second Quarter                          3.0                  2.50
-------------------------------------- ------------------------------------ ----------------------- ------------------

         As of May 31, 2000, we had 26,691,064 shares of its common stock issued and outstanding, and there were 304 record stockholders. As of the date hereof, we have not paid or declared any cash dividends. Management has followed the policy of retaining any and all earnings to finance the development of the business. Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements (including the notes thereto), and the other information included elsewhere herein. Our fiscal year runs from March 1 through the last day of February.

         Effective March 1, 1998, we began earning revenues and were no longer classified as a development stage company.

                              RESULTS OF OPERATIONS

Fiscal Quarter Ended May 31, 2000 Versus May 31, 1999

         Sales decreased by $37,503 to $18,207 for the three months ended May 31, 2000 from $55,709 for the three months ended May 31, 1999. The decrease was the result of our decision to concentrate activity on the development and testing of new products instead of customizing software and computer products for clients.

         Marketing and selling expenses increased by $1,550 to $1,750 for the three months ended May 31, 2000 from $200 for the comparable period in 1999. In the comparable period in 1999, we had not yet commenced significant marketing efforts for our Quick Fixx 2000 software. We expect our marketing and selling expenses to increase in future periods as we acquire or develop additional technology products and services.

         Salaries and wages increased by $74,154 to $98,268 in the three months ended May 31, 2000 from $24,114 in the comparable period in 1999. This increase was largely offset by a $66,781 decline in consulting fees between the periods, $90,281 to $23,500. Over the last twelve months, we moved to replace consulting expenditures with employee salaries. Remaining general and administrative expenses other than marketing, salaries and consulting fees increased by $9,692 or 16% to $72,617 for the three months ended May 31, 2000 from $62,295 for the comparable period in 1999. The increase reflects our increased levels of activity related to our product development program.

         Our expenditures for services paid for with restricted common stock increased $134,140 to $153,298 for the three months ended May 31, 2000 compared to $19,158 for the comparable period in 1999. These expenditures using restricted common stock recognized the efforts of certain of our programmers and management in the development of our products and systems.

         We capitalized $231,997 in product development expenditures in the three months ended May 31, 2000. Two of our proprietary software products were in active beta testing throughout the three-month period, as a final step before commercial release. In accordance with Generally Accepted Accounting Principles, all costs related to this testing period have been capitalized. There were no product development expenditures capitalized in the comparable period for 1999.

Liquidity and Capital Resources for the

Quarter Ended May 31, 2000 Versus May 31, 1999

         At May 31, 2000, we had cash and other current assets of $31,950 compared to cash and other current assets of $111,501 at May 31, 1999. The decrease of $79,551 results primarily from enhanced levels of development expenditures only partially offset by various private placements of our common stock.

         We borrowed $15,000 from an individual and an additional $10,000 from a second individual, neither of which are shareholders of the Corporation, in August of 1999, pursuant to promissory notes, at the rate of 10% per annum with each note being respectively due and payable on February 12, 2000 and February 16, 2000. Both promissory notes remained outstanding at year-end and both were converted into restricted common shares in April of 2000.

         During the three months ended May 31, 2000, we generated $650,000 from the sale of 1,508,434 restricted common shares. Of this amount, $220,500 was received as cash with the remainder as notes or subscriptions receivable. We issued 1,999,000 shares of restricted common stock in lieu of cash for various services through the three months ending May 31, 2000.

Fiscal Year Ended February 29, 2000

Compared to the Fiscal Year Ended February 28, 1999

         Sales increased by $196,606 to $261,263 for the year ended February 29, 2000 from $64,657 for the year ended February 28, 1999. This increase was the result of sales of Quick Fixx 2000 software and customized software and computer products for clients. Cost of sales increased from $31,336 to $81,797 as the result of increased sales. Gross margins on sales increased from 52% to 69% as a result of our emphasis on higher margin client software projects and improved production techniques.

         Marketing and selling expenses decreased by $35,785 or 87%, to $5,214 for the year ended February 29, 2000 from $40,999 for the comparable period in fiscal year 1999. This decrease was the result of focusing our sales efforts for Quick Fixx 2000 on the domestic market and only paying commissions and royalties on product that was actually bought and paid for. Most client software projects were not subject to commission payments. We expect our marketing and selling expenses to increase in future periods as it acquires or develops additional technology products and services.

         General and administrative expenses other than marketing expenses increased by $304,570 or 95% to $624,162 for the fiscal year ended February 29, 2000 from $319,572 for the fiscal year ended February 28, 1999. This increase was a result of an increase in the number of employees and consultants engaged by Commercial Concepts as well as travel expenses. We expect that such expenses will continue to increase as our operations expand and develop.

         We did not incur research and development expenses for the fiscal year ended February 29, 2000, nor in the fiscal year ended February 28, 1999. Our practice is to emphasize development of future software products from the proprietary product platforms we develop. We develop proprietary software internally, but all related costs are expenses until the developed product enters the beta testing stage. From the point commercial beta testing commences until the commercial viability of a product is established, additional development for that product will be capitalized. Our research and development expenses to date have been substantially paid for by customers who retain us to develop customized software programs. We typically retain all rights to the software we develop.

         During the fiscal year ended February 29, 2000, we incurred $5,513 of expenses in connection with the settlement of a lawsuit by Rex Pitcher, a selling shareholder, against Commercial Concepts based upon the sale by a former officer of Commercial Concepts of stock of Commercial Concepts held by that officer to Mr. Pitcher. The former officer allegedly made promises and incurred obligations that he could not legally fulfill.

Fiscal Year Ended February 28, 1999
Compared to the Fiscal Year Ended February 28, 1998

         For the first time in its operating history, we generated revenue from sales in fiscal year 1999. The amount of such revenue was $64,657. This was the result of sales of Quick Fixx 2000 software. Costs of such sales equaled $31,336.

         Although we did not generate revenue until fiscal year 1999, we did incur marketing and selling expenses in the prior fiscal year. Marketing and selling expenses increased by $35,999 or 720% to $40,999 for the fiscal year ended February 28, 1999 from $5,000 for the fiscal year ended February 28, 1998. This increase was the result of increased marketing efforts. We expect to continue to increase our marketing and selling efforts as we acquire or develop additional technology products and services and as the current products are taken to market.

         General and administrative expenses other than marketing expenses increased by $277,821 or 665% to $319,572 for the 1999 fiscal year end from $41,751 for the 1998 fiscal year end. This increase was a result of an increase in the number of employees and consultants employed by Commercial Concepts as well as legal expenses. We expect that such expenses will continue to increase as our operations expand, but at a slower rate as we continue to develop.

         There were no research and development costs in fiscal year 1999.

                         LIQUIDITY AND CAPITAL RESOURCES

         At February 29, 2000, Commercial Concepts had cash and other current assets of $75,973 as compared to cash and other current assets of $94,535 at February 28, 1999. The decrease of $18,562 results primarily from greater product development efforts not fully offset by revenue from sales and various private placements of our common stock. The decrease was also caused in part by increased general and administrative costs and payments on debt obligations. During the year ended February 29, 2000, we acquired various equipment through the use of capital leases. As of February 29, 2000, we had $17,432 in long-term obligations resulting from capital leases.

         We borrowed $20,000 from an individual who is not a Commercial Concepts shareholder in December 1999, pursuant to a promissory note at the rate of 10% per annum being due and payable December 9, 2000.

         We generated $155,000 from the private placement of 700,000 shares of common stock in March 1999. Additional private placements through the remainder of the year totaling 1,700,000 shares yielded $178,000. We issued 10,987,350 shares of common stock in lieu of cash for various services through the year ending February 29, 2000 totaling $384,564. From August 26, 1998 to November 28, 1998, we raised a total of $310,000 from a private placement of our common stock.

Financial Statements

         The response to this Item is submitted in a separate section to this report. See F-1.

Changes in and Disagreements with Accountants

         On August 31, 1999, Commercial Concepts terminated its independent auditor relationship with David T. Thomson, P.C.

         Thomson's report on the financial statements of Commercial Concepts for the fiscal year ended February 28, 1998, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Thomson report for the fiscal year ended February 28, 1998, contained a statement as to the ability of Commercial Concepts to continue as a going concern. Other than the foregoing, there were no adverse opinions or disclaimers of opinions, or qualifications or modifications as to uncertainty, audit scope or accounting principles.

         During the fiscal years ended February 28, 1997, 1998, and 1999, and the period March 1, 1999 through August 31, 1999, there were no disagreements with Thomson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures or any reportable events.

         On September 5, 1999, we engaged Fitzgerald Sanders, LLC ("Fitzgerald") as our independent auditors to audit and report on the financial statements for the fiscal year ended February 28, 1999.

         The decision to change accountants was approved by the Board of Directors. We authorized Thomson to respond fully to Fitzgerald's inquiries concerning Commercial Concepts.

         Prior to engaging Fitzgerald, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on our financial statements. In addition, during our fiscal years ended February 29, 2000 and February 28,1999 and 1998, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald with respect to any matters that were the subject of a disagreement or a reportable event.

Executive Compensation

         We have no deferred compensation plan. The following sets forth a summary of cash and non-cash compensation for each of the last three fiscal years ended February 29, 2000 and February 28, 1999 and 1998. Beginning in fiscal year 2001, we have instituted a performance-based bonus plan for management.

----------------------------------------------------------------------------------------------------------------------
                                               Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------
                                                                                Long-Term
                                              Annual Compensation          Compensation Awards
---------------------------------- ---------- ------------------------- --------------------------- ------------------
                                                                         Restricted
            Name and                Fiscal      Salary        Bonus         Stock       Options/        All Other
       Principal Position            Year          $            $         Awards $       SARs #       Compensation
---------------------------------- ---------- ------------ ------------ -------------- ------------ ------------------
George E. Richards, Jr.              2000     $120,000(1)    $11,800(2)       --            --              --
  Chief Executive Officer            1999     $ 10,000(3)       --            --            --              --
                                     1998         --            --            --            --              --
---------------------------------- ---------- ------------ ------------ -------------- ------------ ------------------
Scott G. Adamson                     2000     $ 73,233(4)    $34,900(5)       --            --              --
  Executive Vice President           1999         --            --            --            --              --
                                     1998         --            --            --            --              --
---------------------------------- ---------- ------------ ------------ -------------- ------------ ------------------

1 $72,000 paid in cash and $48,000 deferred. Deferred compensation payable by Commercial Concepts to Mr. Richards in fiscal year 2001. Payment of deferred wages will be with cash or, at the option of Mr. Richards, in common stock valued at the average closing price of the common shares of Commercial Concepts during the periods in which Mr. Richard's compensation was deferred.

2 Bonus paid in stock. On December 23, 1999 we issued 147,500 restricted shares to Mr. Richards, valued at $.08 per share as reported at "Certain Relationships and Related Transactions."

3 Salary paid in stock. On February 3, 1999 we issued 50,000 shares, valued at $.20 per share as reported at "Certain Relationships and Related Transactions."

4 $25,305 paid in cash and $47,928 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Adamson in fiscal year 2001 under the same conditions as described for Mr. Richards in paragraph 1 above.

5 Bonus amount consists of $9,900 paid in stock and $25,000 deferred. On December 23, 1999 Commercial Concepts issued 123,750 shares of restricted common stock to Mr. Adamson, valued at $.08 per share as reported at Item "Certain Relationships and Related Transactions." The deferred bonus compensation is payable by Commercial Concepts to Mr. Adamson in fiscal year 2001 under the same conditions as described for Mr. Richards in paragraph 1 above.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2000 by (a) each person known to us to be the beneficial owner of more than 5% of our common shares; (b) each of our directors; (c) each executive officer; and (iv) all the directors and executive officers as a group (5 persons). As of May 31, 2000, we had 26,691,064 shares of common stock issued and outstanding.

----------------------------------------------------------------------------------------------------------------------
                                             Security Ownership of Beneficial Owners
----------------------------------------------------------------------------------------------------------------------
                                                                                      Number of           Percent
                 Name                                   Address                      Shares Owned         of Class
---------------------------------------- --------------------------------------- --------------------- ---------------
   George E. Richards, Jr.                   1992 S. Chokecherry                      2,147,500            8.1%
                                             Bountiful, UT 84010
---------------------------------------- --------------------------------------- --------------------- ---------------
   Scott G. Adamson                          2485 S. Elaine Dr.                       1,521,750             5.7%
                                             Bountiful, UT 84010
---------------------------------------- --------------------------------------- --------------------- ---------------
   Ron Poulton Trustee of                    136 East South Temple                    1,736,000             6.5%
   Tech Trust                                Suite 1700-A
                                             Salt Lake City, UT 84111
---------------------------------------- --------------------------------------- --------------------- ---------------
   Wilfred E. Blum                           1756 East Wasatch Blvd.                  1,541,337(1)           5.8%
                                             Sandy, UT 84092
---------------------------------------- --------------------------------------- --------------------- ---------------
   Karl A. Hansen                            225 South 200 West                       1,050,000(2)           3.9%
                                             Salt Lake City, UT 84101
---------------------------------------- --------------------------------------- --------------------- ---------------
   Lee Kunz                                  Denver, CO                               1,500,000             5.6%
---------------------------------------- --------------------------------------- --------------------- ---------------
   Lombardi Research                         47 East 400 South                        4,000,000            15.0%
   Foundation                                Salt Lake City, UT 84111
---------------------------------------- --------------------------------------- --------------------- ---------------
   All officers and directors                                                         6,219,250            23.3%
     as a group  (5 persons)
---------------------------------------- --------------------------------------- --------------------- ---------------

1 Consists of 941,337 shares held by Blum, Inc., a Utah corporation, of which Mr. Blum is a controlling shareholder; 300,000 shares held by Laura Blum; 100,000 shares held by Amber Blum; 100,000 shares held by Karli Blum; 100,000 shares held by Kerri Blum (all immediate family of Mr. Blum).

2 Mr. Hansen will return 300,000 shares if his employment with Commercial Concepts is terminated prior to January 1, 2001.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of common stock with $.001 par value. A proposal to increase our authorized shares to 75,000,000 will be voted upon during our annual shareholder's meeting scheduled for September 5, 2000. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to shareholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of Commercial Concepts, the holders of the common stock are entitled to receive the net assets after distributions to the creditors. The holders of common stock do not have any pre-emptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

Indemnification of Directors and Officers

         Commercial Concepts' articles of incorporation provide that the Company will indemnify any officer, director or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for shareowner protection. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Commercial Concepts pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         We are required pursuant to the Utah Revised Business Corporation Act to indemnify our officers and directors from liability to the extent that such officer or director is successful in defense of any proceedings. Our Articles of Incorporation and By-laws do not alter this statutory protection or provide any additional protection from liability. Under the Utah Revised Business Corporation Act, we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in any capacity.

Certain Relationships and Related Transactions

         On October 21, 1999, Karl Hansen accepted an offer to become the Chief Financial Officer of Commercial Concepts. Our offer included a bonus of 500,000 restricted common shares. The bonus was increased by an additional 500,000 shares on May 31, 2000. If Mr. Hansen's employment is terminated prior to January 1, 2001, 300,000 shares will be returned. Between October 21, 1999 and May 31, 2000, Mr. Hansen purchased 50,000 common shares of Commercial Concepts.

         Lee Kunz, a director since April 2000, purchased 300,000 common shares for $24,000 in November 1999, on behalf of L&B Charitable Trust, a Colorado trust. Mr. Kunz, on behalf of L & B Charitable Trust, on or about February 2000 also purchased 500,000 restricted common shares for $75,000. On or about January 2000, Mr. Kunz on behalf of L & B Charitable Trust purchased 200,000 restricted common shares for $20,000. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about April 18, 2000, L&B Charitable Trust purchased 500,000 restricted common shares for $100,000. The funds will be remitted to Commercial Concepts at the rate of $20,000 per month over five months. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of Commercial Concepts at a price of $0.50 in the first year and $0.75 in the second year.

         Ron Poulton, the trustee of Tech Trust, a shareholder owning more than 5% of the outstanding shares of stock, rendered legal services to Commercial Concepts from 1985 to November 1999. Legal fees and expenses paid or payable to Mr. Poulton in the twelve-month period ended February 29, 2000 totaled $28,988 and totaled $57,862 and $5,700 for the fiscal years ended February 28, 1999 and 1998, respectively.

         On December 23, 1999, we issued 147,500 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which George E. Richards, Jr., President and Chief Executive Officer, is the sole shareholder; 123,750 shares to Scott Adamson, Executive Vice President; 69,300 shares to Larry D. Rogers, Vice President; and an aggregate of 134,500 shares to all other employees as year-end employment bonuses.

         On December 15, 1999, we agreed to issue an option to purchase 500,000 shares of common stock, at an exercise price of $0.104 per share, to Wilfred Blum, then a director, as repayment of $52,000 of reimbursements and other expenses allegedly owed by us to Mr. Blum. We have negotiated a written agreement regarding the same with Mr. Blum.

         In August of 1999, we reached an oral agreement with Cybercenters International, Inc., a principal shareholder of which is Scott Adamson, an Executive Vice President, to acquire all of the issued and outstanding stock of Cybercenters after February 28, 2000. As part of the transaction, we issued 342,000 shares of stock to three shareholders of Cybercenters in consideration of an oral agreement by such persons to pay an aggregate of $18,642. Mr. Adamson was issued 2,198,000 shares of common stock in consideration of an oral agreement to pay $131,880. The foregoing obligations are not due and payable until the stock is sold. Mr. Adamson subsequently endorsed 800,000 of the 2,198,000 common shares issued to him to other investors for the benefit of Commercial Concepts. All funds realized by such sales were remitted directly to us and partially offset Mr. Adamson's indebtedness to us. No interest accrues on the obligations.

         In July of 1999, Richards & Associates, Inc., a Utah corporation, of which Mr. Richards is the sole shareholder, and Wilfred Blum, then a director, each pledged 2,000,000 shares of stock personally held by them (for an aggregate amount of 4,000,000 shares) to Lombardi Research Foundation to secure a short-term loan to Commercial Concepts in the amount of $30,000. The proceeds of the loan were used to finance a business development trip to China and to purchase assets. The loan was to be repaid on or before August 1999. When the loan was not repaid by August 1999, Lombardi Research Foundation caused all 4,000,000 shares to be transferred to it pursuant to a security agreement. The shares pledged by Richards & Associates to secure the loan were issued to it on May 5, 1999 as described below. The shares pledged by Mr. Blum however, were issued to Mr. Blum by our transfer agent at Mr. Blum's request without the approval of the Board of Directors. Since all of the proceeds of the loan were used for our benefit, on December 23, 1999, we issued 2,000,000 shares of common stock to Richards & Associates to replace the shares that were transferred to Lombardi. We did not issue replacement shares to Mr. Blum. We have also implemented certain procedures to prevent the issuance of stock without the approval of the Board of Directors.

         On May 5, 1999, we issued 2,000,000 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which our current Chief Executive Officer and President, George E. Richards, Jr., is the sole shareholder, in consideration of an oral agreement to pay Commercial Concepts $120,000. The obligation is not payable until the shares of stock are sold and no interest accrues on the obligation.

         On January 25, 1999, we issued 2,000,000 shares of restricted common stock valued at $.06 per share, for a total amount of $120,000 to Wilfred Blum, then a director and the Chief Executive Officer and President. Of the shares issued, 1,600,000 shares or $96,000 worth of stock was issued for services rendered during the fiscal year ended February 28, 1999, and 400,000 shares, or $24,000 worth of stock was issued to repay cash advances to Commercial Concepts. On or about July 1999, we loaned $12,340 to Mr. Blum. No note was executed for this advance. The loan did not bear interest. The loan was repaid in calendar year 2000.

         On February 3, 1999, we issued 50,000 shares of restricted common stock valued at $.20 per share, for a total amount of $10,000 to Richards & Associates, Inc., a Utah corporation, of which Mr. George E. Richards, Jr., the current Chief Executive Officer and President, is the sole shareholder, for services rendered by Mr. Richards to Commercial Concepts during the fiscal year ended February 29, 1999.

Selling Security Holders

         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give affect to the sale of the shares offered in this prospectus.

---------------------------------- ----------------------- ------------------- ---------------------
             Selling                    Shares Owned             Shares            Shares Owned
         Security Holder              Before Offering           Offered           After Offering
---------------------------------- ----------------------- ------------------- ---------------------
 Rex Pitcher                                 360,000            360,000                -0-
 The Keshet Fund L.P.                      4,637,500          4,637,500                -0-
 Keshet L.P.                               4,195,834          4,195,834                -0-
 Nesher Ltd.                               6,625,500          6,625,000                -0-
 Talbiya B. Investments Ltd.              10,725,000(1)      10,725,000                -0-
---------------------------------- ----------------------- ------------------- ---------------------

1    Includes warrants to purchase 4,100,000 shares.

Plan of Distribution

         The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by the pledges, donees, transferees and other successors in interest. These pledges, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. The shares of common stock may be sold on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or in privately negotiated transactions.

         The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in these instances, this prospectus may be delivered in connection with the short sale and the common stock offered hereby may be used to cover the short sale.

         Transactions   involving  brokers  or  dealers  may  include,   without
limitation, the following:

         o        ordinary brokerage transactions;

         o        transactions   in  which  the   broker   or  dealer   solicits
                  purchasers;

         o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

         In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         Commercial Concepts is bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel and other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                                     EXPERTS

         The balance sheet of Commercial Concepts, Inc. as of February 29, 2000 and the related statements of operations, stockholders' deficit and cash flows for the period ended February 29, 2000, included in this prospectus, have been included herein in reliance on the report of Fitzgerald Sanders, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Ray Quinney & Nebeker PC has passed on certain legal matters for Commercial Concepts in connection with this offering. No attorney at Ray Quinney & Nebeker is related by blood or otherwise to any affiliate of Commercial Concepts, nor does any attorney at Ray Quinney & Nebeker beneficially own any of the securities of Commercial Concepts.

                    WHERE CAN YOU FIND ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the units offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to Commercial Concepts and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the commission's principal office located at:

                                       Securities and Exchange Commission
                                       450 Fifth Street, N.W.
                                       Washington, D.C. 20549

         Northeast Regional Office:    Securities and Exchange Commission
                                       7 World Trade Center, 13th Floor
                                       New York, NY 10048

         Midwest Regional Office:      Securities and Exchange Commission
                                       Northwest Atrium Center,
                                       500 West Madison Street,
                                       Chicago, IL 60661-2511

         Copies of all or any part thereof may be obtained from the public reference branch of the commission upon the payment of certain fees prescribed by the commission. The commission also maintains a site on the worldwide web at http://www.sec.gov that contains information regarding registrants that file electronically with the commission.

Exhibits and Reports on Form SB-2

         The following Exhibits are filed herewith pursuant to Rule 601 of regulation S-B or are incorporated by reference to previous filings.

     Exhibit No.          SEC Reference Document
     ----------           ----------------------

         2.1      Articles of Incorporation*
         2.2      Bylaws*
         10.1     Lease Agreement, dated November 10, 1999*
         10.2     Office Building Lease, dated February 18, 1999*
         10.3     First  Amendment to Office  Building  Lease,  dated October 5,
                  1999*
         10.4     Agreement to Develop Software, dated June 27, 1999*
         10.5     Settlement Agreement and General Release with Larry Rogers**
         24.1     Consent of Fitzgerald Sanders, LLC

                  * Incorporated by reference from Registration Statement on Form 10, as filed on March 6, 2000

                  ** Incorporated by reference from Form 10-KSB, as filed on
                     May 30, 2000

                            Financial Statements and
                            Supplementary Information


                            Commercial Concepts, Inc.



                    Three months ended May 31, 2000 and 1999
                         With Accountants' Review Report

                            Commercial Concepts, Inc.


                            Financial Statements and
                           Supplementary Information



                    Three months ended May 31, 2000 and 1999




                                    Contents

Accountants' Review Report...............................................  F-2

Financial Statements

Balance Sheets...........................................................  F-3
Statements of Operations.................................................  F-4
Statements of Cash Flows.................................................  F-5
Schedules of General and Administrative Expenses.........................  F-6
Notes to Reviewed Financial Statements...................................  F-7

                           Accountants' Review Report

Board of Directors
Commercial Concepts, Inc.
Salt Lake City,  Utah

We have reviewed the accompanying balance sheets of Commercial Concepts, Inc. as of May 31, 2000 and 1999, and the related statements of operations and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Commercial Concepts, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Our review was made primarily for the purpose of expressing limited assurance that there are no material modifications that should be made to the basic financial statements in order for them to be in conformity with generally accepted accounting principles. The supplementary information contained in the schedule of general and administrative expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the inquiry and analytical procedures applied in our review of the basic financial statement, and we are not aware of any material modifications that should be made to the information.

The accompanying financial statements as of May 31, 2000, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has limited working capital. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FITZGERALD SANDERS

FITZGERALD SANDERS
August 17, 2000

                            COMMERCIAL CONCEPTS, INC.
                                 BALANCE SHEETS
                              May 31, 2000 and 1999

                             ASSETS                                    2000             1999
                                                                    ------------   ------------
CURRENT ASSETS
     Cash in bank                                                   $      6,521            312
     Accounts receivable                                                  15,425         97,055
     Inventory                                                                 -          4,500
     Prepaid expenses                                                     10,004          9,634
                                                                    ------------   ------------
       Total current assets                                               31,950        111,501

EQUIPMENT
     Equipment                                                            96,930         66,095
     Less: accumulated depreciation                                      (28,316)       (10,613)
        Property and equipment, net                                       68,614         55,482
                                                                    ------------   ------------
OTHER ASSETS
     Investment in software development                                  231,997              -
     Software marketing rights                                               100            100
                                                                    ------------   ------------
TOTAL ASSETS                                                        $    332,661        167,083
                                                                    ============   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses                          $    259,644         18,205
     Advances payable                                                      1,850         18,000
     Short term debt                                                      28,513              -
                                                                    ------------   ------------
       Total Current Liabilities                                         290,007         36,205

LONG TERM DEBT                                                            16,303              -

STOCKHOLDERS EQUITY
     Common Stock, $.001 par value, 50,000,000 shares
        authorized, 26,691,064and 12,671,420 shares issued and
        outstanding, respectively                                         26,746         12,671
     Due from shareholders for sale of company stock                    (630,423)      (120,000)
     Additional paid-in capital                                        2,973,593      1,565,203
     Accumulated Deficit                                              (2,343,565)    (1,326,996)
                                                                    ------------   ------------
       Total Stockholders' Equity                                         26,351        130,878
                                                                    ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    332,661        167,083
                                                                    ============   ============

                 See accompanying notes and accountants' report

                            COMMERCIAL CONCEPTS, INC.
                            STATEMENTS OF OPERATIONS
                    Three Months Ended May 31, 2000 and 1999

                                                                        2000             1999
                                                                    ------------   ------------
REVENUES:
Sales                                                               $     18,207         55,709
Less cost of goods sold                                                   (4,558)       (11,708)
                                                                    ------------   ------------
Gross Profit                                                              13,649         44,001

EXPENSES:
  General and Administrative Expenses                                    196,135        177,520
  Services provided for common stock                                     153,298         19,158
  Depreciation                                                             5,506          3,400
                                                                    ------------   ------------
      Total Expenses                                                     354,939        200,078
                                                                    ------------   ------------

NET LOSS FROM OPERATIONS                                                (341,290)      (156,077)
                                                                    ------------   ------------
OTHER INCOME
  Interest                                                                   512              -
                                                                    ------------   ------------
NET LOSS                                                            $   (340,778)      (156,077)
                                                                    ============   ============
NET LOSS PER SHARE                                                  $       (.01)          (.01)
                                                                    ============   ============

                 See accompanying notes and accountants' report.

                            COMMERCIAL CONCEPTS, INC.
                            STATEMENTS OF CASH FLOWS
                    Three Months Ended May 31, 2000 and 1999

                                                                       2000             1999
                                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss from current operations                            $   (340,778)      (156,077)
        Items not requiring current cash flows:
          Services paid in stock                                         153,298         19,161
          Depreciation                                                     5,506          3,400
        Changes in assets and liabilities:
          (Increase) in prepaid expenses                                  (3,013)        (9,634)
          (Increase) decrease in accounts receivable                      22,386        (44,915)
          (Decrease) increase in accounts payable                        (17,982)       (40,650)
          (Decrease) increase in accrued expenses                          8,500          3,194
          Increase (decrease) in advances payable                          1,850        (31,000)
                                                                    ------------   ------------
          Net Cash Flows used in Operating Activities                   (170,233)      (256,521)

CASH FLOWS FROM INVESTING ACTIVITIES
          Increase in investment in software development                 (73,997)             -
          Purchase of equipment                                           (3,790)       (28,062)
                                                                    ------------   ------------
          Net Cash Flows used in Investing Activities                    (77,787)       (28,062)
                                                                    ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
          Cash proceeds from sale of stock                               220,500        198,000
          Stockholder loans, net                                           2,870          9,200
                                                                    ------------   ------------
          Net Cash Flows from Financing Activities                       223,370        207,200
                                                                    ------------   ------------
NET DECREASE IN CASH                                                     (24,650)       (77,383)

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                                               31,171         77,695
                                                                    ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $      6,521            312
                                                                    ============   ============
SUPPLEMENTAL INFORMATION:
CASH PAID DURING THE PERIOD FOR INTEREST                            $      7,693              -
                                                                    ============   ============
NON CASH TRANSACTIONS
          Shares issued  for services and software
          development                                               $    153,298         19,161
                                                                    ============   ============

                 See accompanying notes and accountants' report.

                            COMMERCIAL CONCEPTS, INC.
                Schedules of General and Administrative Expenses
                    Three Months Ended May 31, 2000 and 1999

                                                                        2000            1999
                                                                    ------------   ------------
Accounting                                                          $      4,000              -
Taxes and licenses                                                           535             20
Consulting fees                                                           23,500         90,281
Postage and deliveries                                                       209          1,583
Salaries and wages                                                        98,268         24,114
Insurance                                                                  6,921          2,777
Investor relations                                                         3,723            577
Legal                                                                      7,828          5,186
Maintenance and repairs                                                    1,493            515
Marketing                                                                  1,750            200
Meals and entertainment                                                      605            151
Office Supplies                                                            4,133          2,138
Rental equipment                                                             424              -
Tools                                                                      2,557          1,937
Telephone                                                                  3,889          7,881
Travel                                                                     5,764         37,633
Rent                                                                      16,028          2,310
Utilities                                                                    219            138
Other Expenses                                                            14,289             79
                                                                    ------------   ------------
      Total General and Administrative Expenses                     $    196,135        177,520
                                                                    ============   ============

                See accompanying notes and accountants' report.

                            COMMERCIAL CONCEPTS, INC
                          NOTES TO FINANCIAL STATEMENTS
                              May 31, 2000 and 1999

NOTE 1  -  SIGNIFICANT ACCOUNTING POLICIES

Business Operations The Company creates proprietary software platforms. From these platforms individual internet related database software products are developed. As each product completes beta testing the Company seeks a distribution partner to market and provide ongoing support for the product.

Development Stage Classification - Commercial Concepts, Inc. was incorporated in the state of Utah on March 1, 1984. Until February 28, 1998, the Company was classified as a development stage company because it had not commenced planned principal operations and did not have operational revenues, but only sold its common stock to the public. In November 1997, the Company experienced a change in its Board of Directors and management. Under the new management, the Company engaged in the purchasing of computer software products and in marketing and distributing them, and effective March 1, 1998, has been an operating company not subject to development stage company disclosures.

The Company has elected a February fiscal year end for accounting and reporting purposes.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equipment - The cost of equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the MACRS method for financial reporting and income tax purposes.

Capitalization of Software Development Costs - The Company's policy is to expense research and development costs until technological feasibility is reached and all related research and development activities are completed, subsequent production expenses to bring the product to market are then capitalized. Capitalization of software costs is discontinued when the product is available for general release to customers.

Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                            COMMERCIAL CONCEPTS, INC
                          NOTES TO FINANCIAL STATEMENTS
                        May 31, 2000 and 1999, CONTINUED

NOTE 2  -  SOFTWARE DEVELOPMENT COSTS
                                                       2000            1999
                                                  ------------   ------------
Balance, beginning of period                      $          -              -

Current period capitalized costs                       231,997              -
                                                  ------------   ------------
Net capitalized software development costs        $    231,997              -
                                                  ============   ============

No amortization of capitalized software costs have been provided for in the accompanying statements of operations because the software products are still in testing and are not available as yet for sale to customers.

NOTE  3  -  GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses. In addition, the Company has used almost all of its working capital and has stockholders' deficits from inception, which raise substantial doubt as to the Company's ability to continue as a going concern.

In view of these matters, continued existence of the Company is dependent upon its ability to develop working capital and to attract equity investment, in order to meet current and future creditors' demands and to attain future profitable operations. In order to develop additional working capital and attract continued equity investment the Company has reorganized management, formulated a new business plan, and developed and marketed new business products. As of July 18, 2000, the company has initiated a $6,500,000 equity line of credit with a private investment group. The equity line of credit will be formalized upon Securities and Exchange Commission acceptance of the Company's SB-2 registration statement. Management believes that the actions presently being taken will provide the opportunity for the Company to continue as a going concern.

                            COMMERCIAL CONCEPTS, INC
                          NOTES TO FINANCIAL STATEMENTS
                        May 31, 2000 and 1999, CONTINUED

NOTE 4  -  INCOME TAXES

Deferred tax assets and liability comprised the following at May 31, 2000 and 1999:

                                                           2000         1999
                                                        ----------   ----------
Deferred tax asset:
  Net operating loss carryforwards                     $   623,431      340,550

Deferred tax liability
Net deferred tax benefit before allowance valuation       (623,431)    (340,550)
                                                        ----------   ----------
Federal and state net deferred tax benefit              $        0            0
                                                        ==========   ==========

For federal and state purposes the Company has unused net operating loss carry forwards to offset future taxable income which expire as follows:

                  Year Ending
                  February 28               Federal             State
                  -----------              ---------            -----
                      2001                 $  8,617             1,364
                      2002                   14,355           249,924
                      2007                      548           221,790
                      2008                      115           457,099
                      2009                      123           831,904
                      2010                    3,863                 -
                      2011                    1,464                 -
                      2012                  250,024                 -
                      2013                  221,890                 -
                      2019                  457,199                 -
                      2020                  832,004                 -
                                            -------         ---------
                                         $1,790,202         1,762,081
                                         ==========         =========

No provision for income taxes has been made in the accompanying financial statements due to operating losses.

NOTE 5 - NOTES PAYABLE                                 Long
                                        Current        Term        Total
                                       ---------     --------    --------
Demand note payable due shareholder, no
interest rate or repayment terms have
been established. No note has been
executed for this loan.                  $ 3,999            -       3,999

Note payable to individual, dated
December 9, 1999, due December 9, 2000
at 10% interest annually. Terms include
option to convert 200,000 shares of
Company stock at $.10 per share.          20,000            -      20,000

Obligations under capital leases           4,514       16,303      20,817
                                       ---------     --------    --------
                                       $  28,513       16,303      44,816
                                       =========     ========    ========

Long term debt at May 31, 2000 is scheduled to mature as follows:

                    2001               28,513
                    2002                4,514
                    2003                4,514
                    2004                4,514
                    2005                2,761

                            COMMERCIAL CONCEPTS, INC
                          NOTES TO FINANCIAL STATEMENTS
                        May 31, 2000 and 1999, CONTINUED

NOTE 6 - LOANS RECEIVABLE FROM SHAREHOLDERS FOR SALE OF COMPANY STOCK

The following summarizes receivable amounts due to the company for sale of company stock:

         2,000,000 shares issued May 5, 1999 to a company officer
         valued at $.06 per share                                   $ 120,000

         1,598,000 shares issued August 9, 1999 to a company
         officer, valued at $.06 per share. Remaining balance due      80,880

         42,000 shares issued August 9, 1999 to a shareholder
         valued at par value of stock                                      42

         300,000 shares issued April 18, 2000 to a shareholder,
         valued at $.20 per share                                      60,000

         677,485 shares May 31, 2000 to a shareholder, valued at
         $.5454 per share                                             369,500
                                                                    ---------
                                                                    $ 630,422
                                                                    =========

NOTE 7 -  SUBSEQUENT EVENTS

On or about July 18, 2000 Commercial Concepts, Inc. issued to a private investment group a $250,000, 6% convertible note due July 20, 2003. The note is convertible into common shares of the Company at a price that is a fraction of the three lowest closing prices for the Company during the thirty trading days prior to the date of the note, or the three lowest closing prices during the sixty trading days prior to the conversion date. The Company retains a redemption clause in the note that allows the Company to repurchase the note upon payment of 130% of the note's face value, plus accrued interest. In addition, 850,000 five-year warrants were issued for shares of the Company's common stock at a price not to exceed $0.4375. This convertible note is part of a $6,500,000 equity line of credit. The entire line will become available to the Company upon successful registration by the Company of an SB-2 filing with the Securities and Exchange Commission. An additional $250,000 convertible note will be available to the Company upon initial filing of the SB-2 document.

On or about April 18, 2000 L&B Charitable Trust purchased 500,000 restricted common shares of the Company for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Company at a price of $0.50 in the first year and $0.75 in the second year.

NOTE 8 - RELATED PARTY TRANSACTIONS

On May 31, 2000, the company issued 500,000 restricted shares of company stock to an officer of the Company for services, valued at $.20 per share, for a total of $100,000.

                            COMMERCIAL CONCEPTS, INC
                          NOTES TO FINANCIAL STATEMENTS
                        May 31, 2000 and 1999, CONTINUED

NOTE 9 - LEASE COMMITMENTS

As of May 31, 2000, the Company leased office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases are as follows:

                                                         Operating      Capital
                                                           Leases        Leases
                                                           ------        ------
          2001   ...................................     $  74,451     $  8,064
          2002   ...................................        77,421        8,064
          2003   ...................................        80,514        8,064
          2004   ...................................        62,181        8,064
          2005   ...................................             -        4,197
                                                         ---------     --------
          Total minimum lease payments                   $ 294,567       36,453
                                                         =========     ========
          Less amount representing interest                              15,636
                                                                       --------
          Present value of net minimum lease payments                    20,817

          Less current portion                                            4,514
                                                                       --------
              Total                                                    $ 16,303
                                                                       ========

As of May 31, 2000, the Company has equipment purchased under noncancelable capital leases with a cost of $22,570 and accumulated amortization of $2,171.

No dealer, salesman or other person is
authorized to give any  information or
to make any representations other than
those  contained in this prospectus in
connection with the offer made hereby.
If given or made, such  information or
representations  must  not  be  relied                COMMERICAL
upon as having been  authorized by the
Company.   This  prospectus  does  not               CONCEPTS, INC.
constitute  an  offer  to  sell  or  a
solicitation of an offer to buy any of
the  securities  covered hereby in any
jurisdiction  or to any person to whom
it is  unlawful  to make such offer or
solicitation  in  such   jurisdiction.
Neither    the    delivery   of   this                 26,543,334
prospectus nor any sale made hereunder           Shares of Common Stock
shall,  in any  circumstances,  create
any implication that there has been no
change in the  affairs  of  Commercial
Concepts since the date hereof.

           Table of Contents

                                  Page

PROSPECTUS SUMMARY                 4
DESCRIPTION OF BUSINESS            5
SPECIAL NOTE REGARDING FORWARD-
LOOKING STATEMENTS                 9
RISK FACTORS                       9
USE OF PROCEEDS                   11
DESCRIPTION OF PROPERTY           12                 PROSPECTUS
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS     12
MANAGEMENT'S DISCUSSION AND
ANALYSIS                          15
RESULTS OF OPERATIONS             15
LIQUIDITY AND CAPITAL RESOURCES   18
DESCRIPTION OF SECURITIES         22
EXPERTS                           26
LEGAL MATTERS                     26             September __, 2000
WHERE CAN YOU FIND ADDITIONAL
INFORMATION                       26
FINANCIAL STATEMENTS              28

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         The Registrant's Articles of Incorporation provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of the Registrant is limited such that a director or officer is not liable to the Registrant or its shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless:

                  (i) the director or officer has breached or failed to perform the duties of the office in compliancess. 16-10(a)-841 of the URBCA; and

                  (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Registrant or its shareholders.

Directors of the Registrant are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or the Registrant's Articles of Incorporation.

         The Registrant will pursuant to ss. 16-10a-902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if:

                  (i) the director's conduct was in good faith;

                  (ii) the director reasonably believed that his conduct was in, or not opposed to, the Registrant's best interests; and

                  (iii) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; provided that, the Registrant may not indemnify the same director if (A) indemnification is sought in connection with a proceeding by or in the right of the Registrant in which the director was adjudged liable to the Registrant; or (B) indemnification is sought in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Indemnification under this section in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.

         In accordance with ss. 16-10a-903 of the URBCA, the Registrant shall indemnify a director or an officer, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Registrant, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

         In accordance with ss. 16-10a-1-904 of the URBCA, the Registrant will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that:

                  (i)  the  director   furnishes   the   corporation  a  written
affirmation of his good faith belief that he has met the applicable standard of conduct described inss.16-10a-902 of the URBCA;

                  (ii) the director furnishes to the Registrant a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; and

                  (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

         Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

         The Registrant will indemnify and advance expenses to an officer, employee, fiduciary or agent of the Registrant to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

         The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Utah Revised Business Corporation Act.

ITEM 25. Other Expenses of Issuance and Distribution*

         The following table sets forth the estimated costs and expenses to be paid by Commercial Concepts in connection with the offering described in the Registration Statement.

          ------------------------------------------------ ------------------
                                                                Amount
          ------------------------------------------------ ------------------
              SEC registration fee                             $2,130.94
              Printing and shipping expenses                   $
              Legal fees and expenses                          $
              Accounting fees and expenses                     $
              Transfer, escrow and miscellaneous expenses      $
          ------------------------------------------------ ------------------
                                      Total                    $
          ------------------------------------------------ ------------------

           * All expenses except SEC registration fee are estimated.

ITEM 26. Recent Sales of Unregistered Securities

         On or about July 18, 2000, Commercial Concepts, Inc. issued to a private investment group a $250,000, 6% convertible note due July 20, 2003. The note is convertible into common shares of the Registrant at a price that is a function of the three lowest closing prices for the Registrant during the thirty trading days prior to the date of the note, or the three lowest closing prices during the sixty trading days prior to the conversion date. The Registrant retains a redemption clause in the note that allows the Registrant to repurchase the note upon payment of 130% of the note's face value, plus accrued interest. In addition, 850,000 five-year warrants were issued for shares of the Registrant's common stock at a price not to exceed $0.4375.

         On or about April 18, 2000, L & B Charitable Trust purchased 500,000 restricted common shares of the Registrant for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Registrant at a price of $0.50 in the first year and $0.75 in the second year. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act

         On or about March 6, 2000, the Registrant entered into a subscription agreement with an investor for the purchase by the investor of 1,008,434 restricted common shares. As payment for the shares, the Registrant accepted a note receivable due August 31, 2000 for $550,000. The term of the note was subsequently moved to September 30, 2000. At July 31, 2000, $195,500 had been received by the Registrant. The share certificates will be issued after payment for the balance of the note is received.

         Effective February 29, 2000, the Registrant dissolved Advice Productions. The Registrant entered into a Settlement and General Release with the prior owner of Advice Productions, which, among other matters, dissolved any employment relationship between the two parties. The Settlement and General
Release provided for a recapture by the Registrant of 600,000 shares of restricted Registrant stock valued at $0.20 per share. The shares were retired by the Registrant in March 2000.

         On or about November 14, 1999, Lee Kunz, a director of the Registrant since April 2000, purchased 300,000 common shares of the Registrant for $24,000 on behalf of L & B Charitable Trust, a Colorado trust. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Mr. Kunz, on or about February 2000, also purchased 500,000 restricted common shares of the Registrant for $75,000. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act. On or about January 2000, Mr. Kunz on behalf of L&B Charitable Trust purchased 200,000 restricted common shares of the Registrant for $20,000 received by the Registrant. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President of the Registrant, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about December 28, 1999, the Registrant issued 475,050 shares of common stock to its employees, including each of its officers, as a year-end bonus for their services. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about October 10, 1999, the Registrant issued 400,000 shares to Manoj Associates, LLC, a Colorado limited liability Registrant for $12,000. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         On or about July 19, 1999, the Registrant issued 370,000 shares as bonuses to four persons it hired as employees or consultants. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about June 15, 1999, the Registrant issued 1,000,000 shares to acquire the stock of Advice Productions, Inc. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about May 1, 1999, the Registrant sold 2,000,000 shares of common stock to an officer of the Registrant for $120,000. The transaction was exempt from Registration pursuant to Section 4(2) of the 1933 Act.

         From March 1, 1999 to date, the Registrant has sold 1,500,000 shares to unaffiliated investors for $191,000 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         From August 26, 1998 to October 31, 1998, the Registrant sold a total of 1,221,000 shares to unaffiliated investors for $310,800 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Proceeds were used to fund Registrant operations.

         On or about August 31, 1997, the Registrant issued 400,000 shares of its common stock to an unaffiliated third party to acquire sand and gravel rights in 200 acres of property located in Tooele, Utah. The stock was issued pursuant to Rule 504 of Regulation D promulgated under the 1933 Act.

         During fiscal years 1998 and 1997, certain officers, directors and stockholders of the Registrant contributed capital to the Registrant in the amount of $16,000 and $24,058 respectively. No stock was issued in return for this contribution.

         In February 1998, the Registrant sold 2,500 shares of common stock for $5,000 and issued 100,000 shares valued at par value ($100) in conjunction with obtaining a software marketing rights for the original version of Quick Fixx 2000. The stock was issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         During February 1997, the Registrant issued 200,000 shares of its common stock to an individual at par value for payment of services rendered to the Registrant. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         During February 1997, 98,000 shares of common stock were issued in exchange for $197,705. The stock was issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

ITEM 27. Exhibits

     Exhibit No.              SEC Reference Document
     -----------              ----------------------

         2.1      Articles of Incorporation*
         2.2      Bylaws*
         10.1     Lease Agreement, dated November 10, 1999*
         10.2     Office Building Lease, dated February 18, 1999*
         10.3     First  Amendment to Office  Building  Lease,  dated October 5,
                  1999*
         10.4     Agreement to Develop Software, dated June 27, 1999*
         10.5     Settlement Agreement and General Release with Larry Rogers**
         24.1     Consent of Fitzgerald Sanders, LLC

                  * Incorporated by reference from Registration Statement on Form 10, as filed on March 6, 2000
                  ** Incorporated by reference from Form 10-KSB, as filed on
                     May 30, 2000

ITEM 28.          Undertakings

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or provisions of the Utah Revised Business Corporation Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (a) Include any prospectus required by Section 10(a)(3) of the Securities Act; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it has met all of the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah, on September 7, 2000.

                                            Commercial Concepts, Inc.

                                            By: /s/ George E. Richards, Jr.
                                                ------------------------------
                                                George E. Richards, Jr.
                                                Chief Executive Officer,
                                                Director, and President


         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

    Signatures                       Title                          Date

/s/ Karl Hansen             Chief Financial Officer,          September 7, 2000
-----------------------     Secretary and Director
Karl Hansen

/s/ Scott Adamson           Executive Vice President          September 7, 2000
-----------------------     and Director
Scott Adamson


-----------------------     Director                          ____________, 2000
Lee R. Kunz, Sr.


-----------------------     Director                          ____________, 2000
Lee Greenberg